Exhibit 10.41

July 17, 2006

Bradley Gleeson

Dear Brad

Further to our discussions, I am pleased to be in a position to ask you to join the Planar Executive Council in the role of VP, Business Development, reporting to me, starting July 18th, 2006.

We hope you will confirm your favorable consideration of this offer that includes the following core components:

•	Starting annual salary at $220,000, paid bi-weekly.

•	Bonus Plan eligibility at 60% of annual base pay at target for the year. Bonus awards are paid after the end of each quarter, subject to performance metrics being met. Any payment made for Q4 will be pro-rated according to your start date.

Upon your acceptance, I will be making the following recommendations for approval by the Board Compensation Committee.

•	New Hire Stock Option grant of twenty five thousand (25,000) shares that will be made during the first month of hire. Share price will be the closing price of the Company’s common stock on the NASDAQ Stock Market on the last trading day prior to your start date. The options vest on a four year schedule (25% after the first year and 6.25% on the last day of each quarter thereafter) and have a life of ten years.

•	New Hire restricted stock grant of twenty-five thousand (25,000) shares that will vest on a four year schedule, 25% on the anniversary date and 25% each year thereafter.

•	New Hire restricted stock grant of fifteen thousand (15,000) shares that will vest over time, subject to performance metrics being met. Vesting schedule and performance metrics will be determined by me within the next 120 days.

I will be recommending to the Board of Directors that the company enter into a change of control agreement, commensurate with a similar agreement in place with other executives, soon after the beginning of your employment. I anticipate approval of the same by our Board and am enclosing a sample copy for your review.

Relocation Costs and Temporary Housing. Planar will pay for the cost of moving household goods from Bremerton to Portland, through Swartz Moving, upon completion of your planned purchase of a home in close proximity to the office. In the meantime, we will reimburse for expenses in connection with your temporary housing situation in an amount not to exceed $3,000 over a period of 45 days.

Planar offers an Employee Share Purchase Plan whereby employees can purchase company stock at a 15% discount through direct payroll deductions. Your first opportunity to join the plan will be in mid-September, 2006 for the October, 2006 through March, 2007 period.

Other competitive benefits offered include:

•	401(k) retirement savings plan with company match and immediate vesting.

•	Medical insurance coverage through CIGNA, and Flexible Health Spending Account option.

•	PTO (paid time off) of 20 days in first year. This includes a bank of 40 available hours on hire and accrual at 4.62 hours per pay period through the rest of the year. After five years of service the PTO accrual rate is increased to 7.7 hrs per pay period amounting to five weeks per year. Planar has ten paid holidays per year, three of which are floating days determined by the company.

As part of our commitment to providing a safe, drug free environment for our employees, all employment offers are dependent on the prospective new hire passing a drug screen prior to joining Planar. Our local drug screen provider is at the Tanasborne Urgent Care Center / Center for Occupational Health, located at the corner of NW 185th and Cornell Road, Suite #210, Aloha, OR 97006, phone: 503-216-7960. This is a walk in clinic – no appointment is necessary.

Brad, I welcome this opportunity to make you a full member of the team and look forward to receipt of a signed acceptance, marked for my attention. I am also enclosing: a) a Proprietary and Intellectual Property Agreement that requires your perusal and signature for delivery with your job offer acceptance.

During the first three days of employment, you will be asked for your current driver’s license and original social security card, or a current passport and visa to satisfy the USCIS I-9 work authorization process.

Please note this offer expires on July 19, 2006.

Sincerely,

Gerry Perkel

Planar Systems, Inc.

President & CEO

While it is our belief that our relationship will be a positive one, it is appropriate to advise you that Planar Systems, Inc. is an “at-will” employer and does not offer employment on a fixed term basis. Either you or the company can terminate the working relationship at any time and for any reason. The representations in this letter and from our meeting with you should not be construed in any manner as a proposed contract for any fixed term or for any specific terms and conditions of employment contrary to an “at-will” relationship.

I ACCEPT THIS OFFER	/s/ Bradley Gleeson Bradley Gleeson	July 17, 2006 Date

Encs:

Benefits summary brochure

Sample Change in Control

Intellectual Property/Confidentiality Agreement